UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2012

NEWPARK RESOURCES, INC.
 (Exact name of registrant as specified in its charter)

Delaware	1-2960	72-1123385
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2700 Research Forest Drive, Suite 100 The Woodlands, TX		77381
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (281) 362-6800

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On December 28, 2012, Newpark Resources, Inc. (“Newpark”) and Newpark Drilling Fluids LLC (“NDF”), a wholly owned subsidiary of Newpark, entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Alliance Drilling Fluids, LLC, Xtreme Specialty Products, LLC, and Prop-Tech Services, LLC (collectively, “Alliance”), and the members designated therein, providing for the purchase by NDF of the drilling fluids, stimulation products (proppants), and other specialty chemicals and fluids and related services business of Alliance.  The transaction (the “Alliance Acquisition”) is structured as a purchase of substantially all of the assets of Alliance.

Under the terms of the Purchase Agreement, total cash consideration paid at closing was approximately US $53 million, subject to a working capital adjustment.  In addition to the cash consideration paid at closing, the Purchase Agreement also provides for two additional payments contingent upon the financial performance of the proppants business during two performance periods, the first period being January 1, 2013 through December 31, 2013 and the second period being January 1, 2014 through December 31, 2014.  The amount of the first contingent payment shall be equal to forty-five percent (45%) multiplied by the gross margin of the acquired proppant business earned during the first performance period, but shall not exceed $3,900,000.  The amount of the second contingent payment shall also be equal to forty-five percent (45%) multiplied by the gross margin of the acquired proppant business earned during the second performance period, provided, however, that in no event will the aggregate total of the two additional payments exceed $4.3 million.

The Purchase Agreement contains negotiated representations, warranties and covenants by Alliance, its members, NDF and Newpark, which are believed to be customary for transactions of this kind.  The Purchase Agreement contains indemnification provisions which are believed to be customary for transactions of this type.  The obligations of Alliance and its members arising from any breach of warranties and indemnification, in some cases, only apply with respect to aggregate liabilities in excess of specified thresholds, are subject to caps and are only effective for specified periods of time.  The transaction contemplated by the Purchase Agreement closed on December 31, 2012.  The transaction was funded with available cash and borrowings under Newpark’s revolving credit facility.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the complete text of the Purchase Agreement, which will be filed as an exhibit to Newpark’s Annual Report on Form 10-K for the year ending December 31, 2012.

Item 2.03. Creation of a Direct Financial Obligation.

On December 31, 2012, Newpark utilized additional borrowings of $49 million under its $125 million revolving loan facility in order to fund a portion of the purchase price for the Alliance Acquisition.  Subsequent to such funding, Newpark has approximately $34 million of borrowing capacity available under the revolving credit facility.

The terms and conditions of the Second Amended and Restated Credit Agreement for Newpark’s revolving loan facility are described in Item 1.01 in Newpark’s Current Report on Form 8-K filed on November 29, 2011 which is incorporated herein by reference, and the Credit Agreement was filed as Exhibit 10.1 to such Form 8-K.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)    Amended Employment Agreements of Executive Officers

Effective December 31, 2012, the Company amended the employment agreements of Bruce Smith and Mark Airola. The primary purpose of the amendments was to make the agreements compliant with Section 409A of Internal Revenue Code.  The amendments also reflect current annual base salary and target bonus opportunity information.

Item 9.01. Financial Statements and Exhibits.

(d)                                 Exhibits

10.1            Amendment to Employment Agreement of Mark Airola
10.2            Amendment to Employment Agreement of Bruce Smith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWPARK RESOURCES, INC.

Dated: January 4, 2013
	By:	/s/ Gregg S. Piontek
Gregg S. Piontek, Vice President and
Chief Financial Officer
(Principal Financial and Accounting Officer)